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                                                  EXHIBIT 11

                 ALBA-WALDENSIAN, INC. AND SUBSIDIARIES

      Calculation of Primary and Fully Dilutive Earnings Per Share

                              (unaudited)


                                            Three Month Period Ended
                                          April 2,                 April 3,
                                            1995                     1994
Primary Earning Per Share
Weighted average number of common
     shares outstanding                     1,863,384                1,839,389
Net Income(Loss)                         $     25,810            $     341,210
Primary Earning Per Share                $        .01            $         .19

Fully Dilutive Earning Per Share
Weighted average number of common
      shares outstanding                   1,863,384                 1,839,389
Common Stock Equivalents(Options)             22,144                    38,857

                                           1,885,528                 1,878,246

Net Income(Loss)                         $    25,810              $    341,210
Fully dilutive Earnings Per Share        $       .01              $        .18

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